Exhibit 3.1

Oasmia Pharmaceutical AB

Articles of Association

1.   Name

The corporate name of the company is Oasmia Pharmaceutical AB. The company is a public company (publ).

2.   Registered office

The company’s registered office is situated in the municipality of Stockholm.

3.   Object of the company’s business

The object of the company’s business is to conduct research and development, manufacturing, marketing and sale of pharmaceutical products within human and veterinary medicine any other activities compatible therewith.

4.   Share capital and shares

The share capital shall be not less than SEK 3 350 000 and not more than SEK 13 400 000. The number of shares shall be not less than 33 500 000 and not more than 134 000 000.

5.   Type of share

The shares shall be issued in one series, denoted series A.

6.   The Board of Directors

The Board of Directors shall consist of at least 3 at the most 8 members with at the most 3 deputy members.

7.   Revisorer Auditors

For audit of the company’s Annual Report and accounts and the Board’s and Chief Executive Officer’s management shall one or two auditors with at the most two deputies or one or two registered auditor firms be appointed.

8.   Notice of Annual General Meeting

Notice of General Meeting shall be published in ‘Post- och Inrikes Tidningar’ and the notice shall be made available on the company website. It shall also be published in ‘Dagens Nyheter’ that notice has been made.

Shareholders who wish to participate in a General Meeting must be recorded in a transcript of the entire share register five days before the meeting and notify the company no later than the date specified in the notice, stating the number of assistants.

9.   General Meeting

General Meetings shall be held in Uppsala or Stockholm.

At the Annual General Meeting the following matters must be addressed.

1.     Election of chairman for the meeting.

2.     Preparation and approval of the voting list

3.     Approval of the agenda.

4.     Election of one or two persons who shall, in addition to the chairman, approve the minutes of the meeting.

5.     Determination of whether the Meeting has beed duly convened.

6. Presentation of the Annual Report and the Auditors’ report on the consolidated financial statements and the auditors report on the consolidated financial statements.

7. Resolutions

a. regarding the adoption of the income statement and the balance sheet, and when applicable, the consolidated income statement and the consolidated balance sheet.

b. resolution regarding allocation of the company’s profit or loss in accordance with the adopted balance sheet.

c. regarding discharge of the members of the Board of Directors and the managing director from liability;

8. determination of the number of members and deputy members of the Board of Directors and the number of auditors and deputy auditors;

9. determination of fees for the Board of Directors and, when applicable, the auditors;

10. election of the members, deputy members and chairman of the Board of Directors and, when applicable, auditors and deputy auditors;

11. other matters which are set out in the Swedish Companies Act or in the company’s articles of association. The Chairman of the Board or a person appointed by the Board of Directors shall open the Annual General Meeting and lead the negotiations until a chairman has been elected.

10.  Fiscal year

The fiscal year shall be May 1 to April 30

11.  Record day provision

The company’s shares shall be registered in a securities register pursuant to the Swedish Financial Instruments Accounts Act (1998:1479).

Adopted at the Annual General Meeting on September 30, 2011.